Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Renalytix plc

Finsgate

5-7 Cranwood Street

London EC1V 9EE

United Kingdom

27 May 2022

Ladies and Gentlemen:

Re:	Renalytix plc — Registration Statement on Form F-3 — Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Renalytix plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-3 (the “Registration Statement”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have taken instructions solely from the Company.

1.2

The Registration Statement relates to the resale by certain securityholders of up to (i) 11,075,220 ordinary shares with a nominal value of £0.0025 each in the capital of the Company (“Ordinary Shares”) and (ii) 1,052,197 American Depositary Shares (“ADSs”) representing 2,104,394 Ordinary Shares (the aggregate 13,179,614 Ordinary Shares, including those Ordinary Shares represented by ADSs, being referred to herein as the “Ordinary Shares”). Of these Ordinary Shares, 2,221,794 Ordinary Shares and 103,447 ADSs were issued pursuant to the Securities Purchase Agreement (as defined below) (the aggregate 2,428,688 Ordinary Shares, including those Ordinary Shares represented by ADSs, being referred to herein as the “Private Placement Ordinary Shares”). The remaining 8,853,426 Ordinary Shares and 948,750 ADSs are held by Icahn School of Medicine at Mount Sinai and The Mount Sinai Hospital (together, “Mount Sinai”) (the aggregate 10,750,926 Ordinary Shares, including those Ordinary Shares represented by ADSs, being referred to herein as the “Mount Sinai Ordinary Shares”).

1.3	We are rendering this letter at the request of the Company in connection with the Registration Statement.

1.4

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

1.5

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	a PDF copy of the Registration Statement filed by the Company with the SEC on 27 May 2022;

Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

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2.2	a PDF executed copy of an English law governed letter agreement dated 29 October 2018 between the Company and Mount Sinai (the “2018 Subscription Letter Agreement”);

2.3	a PDF executed copy of an English law governed letter agreement dated 23 July 2019 between the Company and Mount Sinai (the “2019 Subscription Letter Agreement”);

2.4

a PDF executed copy of a New York law governed securities purchase agreement dated 31 March 2022 between the Company and the several purchasers party thereto, including Mount Sinai (the “Securities Purchase Agreement” and, together with the 2018 Subscription Letter Agreement and the 2019 Subscription Letter Agreement, the “Agreements”);

2.5

a certificate dated 27 May 2022 (the “Secretary’s Certificate”) signed by the Company’s company secretary (the “Company Secretary”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company Secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)	a PDF copy of the memorandum of association of the Company dated 15 March 2018;

(b)	a PDF copy of the articles of association of the Company adopted on its incorporation on 15 March 2018 (the “March 2018 Articles”);

(c)	a PDF copy of the articles of association of the Company adopted on 3 May 2018 (the “May 2018 Articles”);

(d)	a PDF copy of the current articles of association of the Company adopted on 23 October 2018 (the “Current Articles”);

(e)	PDF copies of the certificate of incorporation of the Company as a public company dated 15 March 2018 and the certificate of incorporation on change of name of the Company dated 23 June 2021;

(f)

PDF executed copies of the minutes of meetings of the board of directors of the Company (the “Board” or the “Directors”) held on (i) 18 October 2018, 8 July 2019 and 22 June 2020 at which it was resolved, inter alia, to approve the constitution of a committee of the Board, (ii) 3 May 2018 at which it was resolved, inter alia, to approve a sub-division of the ordinary shares in the Company, and (iii) 30 March 2022 at which it was resolved, inter alia, to approve the Securities Purchase Agreement and the allotment and issue of Ordinary Shares in connection with a private placement (together, the “Board Minutes”);

(g)

PDF executed copies of the minutes of meetings of committees of the Board held on (i) 2 November 2018 at which it was resolved, inter alia, to approve the allotment and issue of Ordinary Shares in connection with the Company’s initial public offering on AIM, (ii) 23 July 2019 at which it was resolved, inter alia, to approve the allotment and issue of Ordinary Shares in connection with a placing, and (iii) 16 July 2020 at which it was resolved, inter alia, to approve the allotment and issue of Ordinary Shares in connection with the Company’s underwritten public offering of ADSs in the United States of America and a concurrent private placement of Ordinary Shares in Europe (together, the “Committee Minutes”); and

(h)

a PDF executed copy of the minutes of a general meeting of the shareholders of the Company held on 23 October 2018 at which it was resolved, inter alia, to grant authorities to the Directors for the purposes of sections 551 and 570 of the Companies Act 2006, as amended (the “Companies Act”) to allot Ordinary Shares or grant rights to subscribe for Ordinary Shares (the “October 2018 GM”);

(i)

PDF executed copies of the resolutions passed by the shareholders of the Company at the general meetings held on 3 May 2018 (the “Initial May 2018 GM”), 4 May 2018 (the “Subsequent May 2018 GM”), 13 July 2020 (the “2020 GM”) and the annual general meeting of the Company held on 17 December 2021 (the “2021 AGM”) at which it was resolved, inter alia, to grant authorities to the Directors for the purposes of sections 551 and 570 of the Companies Act to allot Ordinary Shares or grant rights to subscribe for Ordinary Shares (together with the resolutions passed at the October 2018 GM, the “Shareholder Resolutions”).

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3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:31 a.m. (London time) on 27 May 2022 (the “Online Search”); and

3.2

a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10:21 a.m. (London time) on 27 May 2022 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	OPINIONS

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinions set out in paragraph 6 (Scope of Opinions) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that as at the date of this letter:

4.1	The Company has been duly incorporated and is existing as a public company with limited liability under English law.

4.2

The Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company, or that any petition for the winding-up of the Company has been presented.

4.3	The Ordinary Shares were validly issued, fully paid or credited as fully paid, and are not subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinions in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

5.4	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.5	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.6

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made;

5.7

no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at the date of the Registration Statement;

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5.8

the March 2018 Articles were adopted on the Company’s incorporation on 15 March 2018 and remained in full force and effect and no alteration was made to the March 2018 Articles prior to the adoption of the May 2018 Articles on 3 May 2018;

5.9

the May 2018 Articles were adopted on 3 May 2018 and remained in full force and effect and no alteration was made to the May 2018 Articles prior to the adoption of the Current Articles on 23 October 2018;

5.10	the Current Articles remain in full force and effect and no alteration has been made or will be made to the Current Articles;

5.11

to the extent that the obligations of the Company under the Registration Statement and the Agreements (each a “Relevant Agreement” and together, the “Relevant Agreements”) may be dependent upon such matters, each of the parties to such Relevant Agreement:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)

is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgements, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform the Relevant Agreements;

(d)

is duly qualified to engage in the activities contemplated by the Relevant Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Relevant Agreements;

(e)

is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts or arbitral tribunal specified in such Relevant Agreement and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents;

5.12	each Relevant Agreement (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

5.13

there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of any of the Relevant Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Relevant Agreements;

5.14

in relation to the Relevant Agreements and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that each issuance of Ordinary Shares was made in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.15

the Company is, and the Company and each party to the Relevant Agreements will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.16	the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded;

5.17

the Board Minutes and the Committee Minutes referred to in paragraph 2.5 (Documents) are a true record of the proceedings described therein, and that each meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board or committee of the Board, as applicable, were duly adopted, have not been revoked or varied and remain in full force and effect;

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5.18

the Initial May 2018 GM, Subsequent May 2018 GM, October 2018 GM, 2020 GM and 2021 AGM were duly convened and held on 3 May 2018, 4 May 2018, 23 October 2018, 13 July 2020 and 17 December 2021, respectively, at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the Shareholder Resolutions referred to in paragraph 2.5 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.19

6,730,784 of the Mount Sinai Ordinary Shares were included in the 50,000 ordinary shares of £1.00 each allotted and issued to EKF Diagnostics Holdings plc (“EKF”) as the subscriber to the memorandum of association on formation of the Company (the “Subscriber Shares”) EKF duly applied for the Subscriber Shares on the incorporation of the Company and all necessary formalities were complied with in relation thereto. The Subscriber Shares were sub-divided into 5,000,000 ordinary shares of £0.01 each on 4 May 2018 and then subsequently sub-divided into 20,000,000 ordinary shares of £0.0025 each on 23 October 2018. EKF transferred 1,682,696 ordinary shares of £0.01 each to Mount Sinai on 4 May 2018 and all necessary formalities were complied with in respect of such transfer (including the payment of stamp duty, as required), with such 1,682,696 ordinary shares of £0.01 subsequently being sub-divided into 6,730,784 ordinary shares of £0.0025 each on 23 October 2018;

5.20

the remaining Mount Sinai Ordinary Shares were allotted and issued pursuant to the authorities granted to the Directors pursuant to section 551 of the Companies Act under resolution 1 approved by shareholders at the Initial May 2018 GM (in respect of 1,288,202 of the Mount Sinai Ordinary Shares), resolution 4 of the resolutions approved by shareholders at the October 2018 GM (in respect of 834,440 of the Mount Sinai Ordinary Shares) and resolution 1 of the resolutions approved by shareholders at the 2020 GM (in respect of 1,897,500 of the Mount Sinai Ordinary Shares), and such allotment was not subject to the statutory pre-emption rights under section 561 of the Companies Act pursuant to resolution 2 of the resolutions approved by shareholders at the Initial May 2018 GM (in respect of 1,288,202 of the Mount Sinai Ordinary Shares), resolution 5 of the resolutions approved by shareholders at the October 2018 GM (in respect of 834,440 of the Mount Sinai Ordinary Shares) and resolution 4 of the resolutions approved by shareholders at the 2020 GM (in respect of 1,897,500 of the Mount Sinai Ordinary Shares), and that the Directors did not allot or issue (or purport to allot or issue) any Ordinary Shares and did not grant rights (or purport to grant rights) to subscribe for any Ordinary Shares, or convert any security into Ordinary Shares, in excess of such authority or in breach of any other limitation on their authority or power to allot and issue shares or grant rights to subscribe for, or convert any security into, Ordinary Shares;

5.21

we understand that 948,750 ADSs (representing 1,897,500 of the Mount Sinai Ordinary Shares) were sold to Mount Sinai by the underwriters in the underwritten public offering of ADSs in the United States of America that closed on 21 July 2020;

5.22	other than the Subscriber Shares, all Ordinary Shares were duly allotted by the Board in accordance with the relevant Shareholder Resolutions and the requirements of all applicable laws;

5.23	no Ordinary Shares were allotted or issued at a discount to their nominal value (whether in dollars or equivalent in any other currency);

5.24

at the time of the allotment and issue of the Ordinary Shares, the Company received in full payment for such shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company entered the holder or holders thereof in the register of members of the Company showing that all such shares had been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

5.25

there is and will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any Ordinary Shares;

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5.26

the Company has not taken any corporate or other action and no steps have been taken or legal proceedings have been started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is insolvent or has been dissolved or declared bankrupt;

5.27

all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed;

5.28

there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.29

we note that the Securities Purchase Agreement provides that it is to be governed by and construed in accordance with New York law. We express no opinion as to any matters governed by New York law. As lawyers not qualified in New York, we are not qualified or able to assess the true meaning or import of the terms of the Securities Purchase Agreement under New York law, and we have made no investigation of such meaning or import. Therefore, our review of the Securities Purchase Agreement has been limited to its terms as they appear to us on their face. We have assumed that the choice of New York law in the Securities Purchase Agreement is valid as a matter of New York law and the Securities Purchase Agreement and its provisions are valid, binding and enforceable under New York law and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under New York law, any court named in the forum selection clauses of Securities Purchase Agreement will have jurisdiction over the parties and the subject matter of any action brought in that court under the Securities Purchase Agreement;

5.30

all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.31

all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement have been or will be duly made or obtained and are, or will be, in full force and effect;

5.32

no ADSs or Ordinary Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (the “UK Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to ADSs or Ordinary Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

5.33	in issuing the Ordinary Shares, the Company was not carrying on a regulated activity for the purposes of section 19 of FSMA; and

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5.34

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to ADSs or Ordinary Shares in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act).

6.	SCOPE OF OPINIONS

6.1	The opinions given in this letter are limited to English law as it would be applied by English courts on the date of this letter

6.2

We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated in paragraph 4 (Opinions).

6.3

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinions in paragraph 4 (Opinions), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinions in paragraph 4 (Opinions).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinions given in this letter are given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

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(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5	We have made no enquiries of any individual connected with the Company.

8.	DISCLOSURE AND RELIANCE

8.1

This letter is addressed to you solely for your benefit in connection with the Registration Statement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

8.2

This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP